UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 16)*

GULFMARK OFFSHORE, INC.
(Name of Issuer)

Common Stock $0.01 Par Value
(Title Class of Securities)

402629109 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be Deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

CUSIP No. 402629109

1. NAME OF REPORTING PERSON:  Estabrook Capital Management LLC

    IRS IDENTIFICATION NO. OF ABOVE PERSON: 13-4085158


2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP. *  N/A

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION: DELAWARE, USA.

5. SOLE VOTING POWER: 0 SHARES

6. SHARED VOTING POWER: 1,348,566 SHARES

7. SOLE DISPOSITIVE POWER: 1,348,566 SHARES

8. SHARED DISPOSITIVE POWER: 0 SHARES

9. AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON: 1,348,566 SHARES

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES* N/A

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  16.5%

12. TYPE OF REPORTING PERSON*: IA

ITEM 1.
(A)	NAME OF ISSUER: GULFMARK OFFSHORE, INC.
(B)	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
5 POST OAK PARK, SUITE 1170, HOUSTON, TX 77027

ITEM 2.
      (A) NAME OF PERSON FILING: ESTABROOK CAPITAL MANAGEMENT LLC
(B)	ADDRESS OF PRINCIPAL BUSINESS OFFICE: 1633 BROADWAY, 30TH FL.,
NEW YORK, NY 10019
      (C) CITIZENSHIP: DELAWARE, USA
      (D) TITLE OF CLASS OF SECURITIES: COMMON STOCK $0.01 PAR VALUE
      (E) CUSIP NUMBER: 402629109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR
13D-2(B), THE PERSON FILING IS:

(E)	X INVESTMENT ADVISER REGISTERED UNDER SECTION 203
                  OF THE INVESTMENT ADVISERS ACT OF 1940.

ITEM 4. OWNERSHIP

   (A) AMOUNT BENEFICIALLY OWNED: 1,348,566 SHARES
   (B) PERCENT OF CLASS: 16.5%
   (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
           (I) SOLE POWER TO VOTE OR TO DIRECT THE VOTE: 0 SHARES
           (II) SHARED POWER TO VOTE OR TO DIRECT THE VOTE: 1,348,566 SHARES
          (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                   1,348,566 SHARES
           (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
       0 SHARES

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.  N/A

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
               ANOTHER PERSON. N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
               WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY
               THE PARENT HOLDING COMPANY.  N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
               GROUP. N/A

ITEM 9. NOTICE OF DISSOLUTION OF THE GROUP.  N/A

ITEM 10. CERTIFICATION

            THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE
            STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED
FOR THE PURPOSE AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

SIGNATURE

AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE
AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS
STATEMENT IS TRUE, COMPLETE, AND CORRECT.

JULY 10, 2001

/S/ ROY Y. WILLIAMSON

ESTABROOK CAPITAL MANAGEMENT LLC
ROY Y. WILLIAMSON, DIRECTOR